Amendment No. 2 to Distribution Agreement

This Amendment No. 2 to the Distribution Agreement (this “Amendment”), by and between Brandes Investment Trust, a Delaware statutory trust (the “Fund”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”), is effective as of December 29, 2017 (the “Effective Date”).

WHEREAS, the Fund and ALPS entered into a Distribution Agreement dated September 1, 2015, as amended (the “Agreement”); and

WHEREAS, the Fund and ALPS wish to amend the Agreement to remove one Portfolio from the Agreement.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1. Appendix A - List of Portfolios of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A - List of Portfolios attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

BRANDES INVESTMENT TRUST	ALPS DISTRIBUTORS, INC.

By: /s/ Jeffrey A. Busby	By: /s/ Steven B. Price
Name: Jeffrey A. Busby	Name: Steven B. Price
Title: President	Title: Senior Vice President & Director of Distribution Services

APPENDIX A

LIST OF PORTFOLIOS

Brandes Global Opportunities Value Fund
Brandes Global Equity Income Fund
Brandes Global Equity Fund

Brandes International Equity Fund

Brandes Emerging Markets Value Fund

Brandes International Small Cap Equity Fund

Brandes Core Plus Fixed Income Fund
Brandes Separately Managed Account Reserve Trust
Brandes Small Cap Value Fund *

• Anticipated effective date of January 2, 2018